SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 24, 2004

AMF BOWLING WORLDWIDE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12131	13-3873272
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8100 AMF Drive, Richmond, Virginia	23111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(804) 730-4000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

AMF Bowling Worldwide, Inc. (the “Company”) has entered into a First Amendment to Credit Agreement (the “Amendment”) dated as of September 20, 2004 among Kingpin Intermediate Corp., the Company, the Lenders signatory thereto and Credit Suisse First Boston, Cayman Islands Branch, as Administrative Agent, amending that certain Credit Agreement dated as of February 27, 2004. The Amendment became effective on September 24, 2004.

The Amendment, among other things, requires the Company to prepay loans and/or cash collateralize or pay certain letter of credit obligations under the Credit Agreement in a dollar amount equal to 20% of the net cash proceeds (the “Net Cash Proceeds”) from any sale, transfer or other disposition (a “Sale”) of (x) the stock or assets of the following direct or indirect subsidiaries of the Company: AMF Bowling UK Limited, AMF Bowling Centers (Aust) International Inc., AMF Catering Services Pty. Ltd., AMF Bowling France SNC, AMF Bowling de Lyon La Part Dieu SNC and Society Anonyme de Bowling de Montparnasse or (y) certain bowling centers located in Australia and France. The Amendment also permits the Company to redeem, purchase, prepay, retire, defease or otherwise acquire (a “Note Acquisition”) its 10% Senior Subordinated Notes due 2010 for cash consideration that does not exceed 80% of the Net Cash Proceeds from one or more Sales if all of the Note Acquisitions are completed within nine months after the closing of the last Sale following the effective date of the Amendment.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: September 29, 2004	AMF BOWLING WORLDWIDE, INC.

	By:	/s/ Christopher F. Caesar
Christopher F. Caesar
Senior Vice President, Chief Financial Officer and
Treasurer